Exhibit 10.2

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the “Agreement”) is effective as of this 17th day of January, 2023 (“Effective Date”) by and between PBACO HOLDING, LLC, a Florida limited liability company (the “Manager”), and ACO HEALTH PARTNERS, LLC, a Delaware limited liability company, (the “AHP”). The Manager and AHP may also be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, AHP owns and operates a Medicare Shared Savings Program (“MSSP”) accountable care organization, pursuant to a contract with The Centers for Medicare & Medicaid Services (“CMS”), and provides various other consulting and professional services in connection with shared savings programs;

WHEREAS, Manager has expertise and experience in the operation and management of entities that participate in the Medicare Shared Savings Program as an Accountable Care Organization; and

WHEREAS, AHP desires to retain the services of the Manager as an independent contractor to assist in administering AHP’s Medicare Shared Savings Program with CMS.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged and confessed, the Parties agree as follows:

ARTICLE I

SCOPE OF AGREEMENT; INDEPENDENT CONTRACTOR STATUS

1.1  Recitals.  Each of the above recitals is true and correct and by reference made a part of and incorporated into this Agreement.

1.2  Scope of Agreement.

(a)  Independence.  This Agreement is limited solely and strictly to the Manager’s contractual arrangement with AHP to provide certain managerial and administrative services as described in this Agreement with respect to AHP’s operation, subject to the policies established by AHP, which policies shall be consistent with applicable state and federal law.  The Parties specifically acknowledge that the payments made under this Agreement are paid solely as a Management Fee (as defined in Section 5.1) for the services provided by the Manager, are remuneration for specific and actual services rendered by the Manager, and neither such payments nor the services rendered by the Manager are in any way intended to exercise influence over the reason or judgment of any individual and/or physician associated with either Party, with respect to referrals or the selection of service providers for or on behalf of patients, and in no way require, and in no way are contingent upon, the recommendation, referral, or any other form of arrangement by either Party, any of their respective employees, agents, or others including, without limitation, any physician associated with either Party, of any item or service offered by either Party.  With regard to any physician who is associated or affiliated with either Party, the Parties agree that the choice of services and the choice of service suppliers which such physician makes on behalf of patients must be, and shall be, made only with regard to the best interests of those patients themselves.

(b)  Administrative Matters Managed by Manager. The Manager shall perform administrative matters that include, but are not limited to, certain aspects of corporate governance, the hiring and firing of local employees, and the contracting for certain consultants, contractors, and temporary staff members.

1.3  Independent Contractor Status.  In fulfilling its obligations and carrying out its duties and obligations under this Agreement, the Parties agree that the Manager shall be an independent contractor with respect to AHP. The Manager shall have the right to control all methods by which it performs the Core Services (as defined below). Neither this Agreement nor the fulfillment of any of the obligations of AHP or the Manager under this Agreement shall be deemed or construed (a) to create any partnership, joint venture, employer/employee relationship, or lease relationship between the Parties, or any affiliate, employee, officer, agent or associate of either Party, or (b) to cause either Party to be responsible in any way for the debts, liabilities, or obligations of the other Party.

1.4  Compliance with HIPAA. The Parties warrant and represent that they will comply with all final regulations implementing the provisions of the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. § 201, et seq. (“HIPAA”) including but not limited to the Standards for Privacy of Individual Identifiable Health Information, Security Rules and Transaction Rules, as well as any more stringent Florida law, enacted on and after the effective date of such final regulations as they are promulgated, revised, and interpreted from time to time.

1.5  Compliance with Applicable Laws.  The Parties shall perform their obligations under this Agreement in accordance with all applicable state, federal, and local laws, rules, and regulations.

ARTICLE II

TERM

2.1 Term. Unless terminated earlier, the term of this Agreement shall be for a period of eighteen (18) months commencing on the Effective Date, and ending one day before August 1, 2024 (the “Term”).  Thereafter, this Agreement shall automatically renew for successive additional one (1) year periods (each, a “Renewal Term”) unless written notice of the intent to terminate is sent by Manager to AHP prior to the expiration of the Term or Renewal Term, as applicable.

ARTICLE III

RESPONSIBILITIES OF MANAGER

3.1 Best Efforts.  The Manager shall use its best efforts to perform all of the services described in this Agreement.

3.2 Core Services.  Subject to Article I and Article II, and in consideration for the Management Fee (as defined below), the Manager shall render services, direction, advice, supervision, and assistance in the operation of AHP, including but not limited to the following services (the “Core Services”):

(a)  Reporting. The Manager shall provide all services necessary to submit reporting data to CMS as part of AHP’s participation in the Medicare Shared Savings Program. Manager shall communicate and follow up with Participants, analyze patient and other information and data, and prepare all information necessary for submission to third parties.

(b) Accounting and Financial Management Services. The Manager shall:

(i)  Maintain the books of account, including all journals and ledgers, and the check registers; provided, that AHP supports the activity through local reporting;

(ii)  Establish adequate policies and procedures for receivables, credit, reserves, and collections, and assist AHP in implementing, monitoring, and maintaining such policies;

(iii)  Establish and maintain appropriate controls and authorities including ensuring approvals for expenditures from relevant parties;

(iv)  Maintain, on behalf of AHP, relationships with banking, credit, and other financial service providers and, as applicable, negotiate access to capital, credit, loans, and other financial vehicles with said providers;

(v)  Process vendor invoices and other accounts payable in a timely manner in accordance with policy;

(vi)  Supervise preparation of AHP’s tax returns and Forms K-1; provided, that fees paid to independent accountants will be responsibility of AHP;

(vii)  Prepare monthly bank reconciliations;

(viii)  Prepare, distribute, and report on AHP’s financial statements, variance and trend reports and profit and loss by physician on a monthly basis; and

(ix)  Working closely with AHP, guide, oversee, and serve as consultants in annual strategic financial planning and budgeting process.

(b)  Material Contracts. The Manager shall advise and, as applicable and as may be requested, manage material contracts to which AHP is a party, including establishing a series of standard contracts, renewal protocols, and the like;

(c)  Third Party Management. The Manager shall negotiate, on behalf of AHP, third-party contracts. The Manager shall manage relationships with professional services advisors, such as legal, consulting, tax, and accounting advisors, and the Manager shall supervise such work as required;

(d)  Human Resources Services. The Manager shall provide support to human resources management from time to time as directed by AHP;

(e)  Management Practices. The Manager shall assist in the management of AHP through the compilation and maintenance of best practices data, the facilitation of the Manager’s forums, and the provision of best practices consulting as may reasonably be requested from time to time;

(f)  Real Estate and Facilities. As reasonably requested by AHP, the Manager shall assist in the purchase or lease of real estate, equipment, and supplies used in the operation of AHP.

3.3 Additional Services.  The Manager and AHP may agree to additional services from time to time, with such agreement in writing and executed prior to the provision of services. The additional services may be subject to an additional services fee to be agreed upon by the Parties.

ARTICLE IV

Responsibilities of AHP

4.1 Responsibilities of AHP. AHP shall be responsible for (a) overseeing the services provided by AHP and the quality of care rendered to patients; (b) reviewing and approving all policies, procedures, and guidelines; (c) ensuring full compliance with its policies, procedures, and guidelines, as well as all third-party contracts. AHP acknowledges that any deviation from this Agreement and resulting policies, procedures, and guidelines may substantially impact the business performance of AHP.

ARTICLE V

MANAGEMENT FEE

5.1 Management Fee.  AHP shall reimburse the Manager for all costs and expenses incurred by the Manager in administering the Core Services set forth in this Agreement, plus interest (the “Management Fee”). The Management Fee shall be calculated and payable in accordance with the terms set forth in Manager’s Operating Agreement, as may be amended from time to time. The Parties agree that the Management Fee may be adjusted without further amendment to this Agreement upon agreement of the Parties. Notwithstanding the above, the funding of Expense Payments will be paid by Manager as per section 12.5 of the Plan of Merger.

5.2 Calculation of Management Fee.  The Manager and AHP expressly acknowledge that the Management Fee provided for in this Agreement has resulted from arm’s length negotiations between the Parties, has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the Parties, and is to the best knowledge of each Party consistent with fair market value for the services to be rendered as set forth in this Agreement.  Neither the Manager nor AHP shall take any action in violation of Section 1128B of the Social Security Act, as amended, and codified at 42 U.S.C. § 1320a-7b, nor 42 U.S.C. § 1395nn, commonly referred to as Stark II.

ARTICLE VI

TERMINATION

This Agreement may be terminated prior to the expiration of the Term or any Renewal Term of this Agreement as follows:

6.1 Material Breach.  If AHP materially breaches this Agreement, Manager shall have the right to terminate this Agreement.  The occurrence of a material breach of this Agreement shall include the following:

(a)  The gross failure by AHP to perform any of the material covenants, conditions, or obligations of this Agreement;

(b)  The filing of a voluntary petition in bankruptcy or for reorganization under any bankruptcy law, or a petition for the appointment of a receiver for all or a majority of the property of either Party, or any voluntary or involuntary steps to dissolve unless such steps to dissolve are promptly reversed or voided;

(c)  The consent by either Party to an order for relief under the federal bankruptcy laws or the failure to vacate such an order for relief within ninety (90) days from and after the date of entry thereof; and

(d)  The entry of any order, judgment, or decree adjudging a Party as bankrupt or insolvent or which appoints or provides for the taking of possession by a receiver, trustee, liquidator, or similar official for any of the property of a Party and any such order, judgment, or decree continuing un-stayed and in effect for a period of ninety (90) days.

6.2 Change in Law.  This Agreement is intended to comply with existing state, federal, and local laws, rules, and regulations.  However, the Parties acknowledge that the existing law and regulations may change and that the courts, or state or federal agencies with appropriate jurisdiction, may change their interpretation of existing law.  Upon the enactment or amendment of any state or federal law or regulation, or upon the issuance of any judicial or interpretive ruling of any existing state or federal law or regulation, that, in the reasonable opinion of Manager, renders this Agreement in violation of state or federal law or materially changes the obligations of the Parties, Manager may notify AHP of such event.  The Parties shall use their best efforts during a forty-five (45) day period after such notice is sent to AHP to mutually agree to such amendments to the Agreement as to permit its valid and legal continuation.  If after such forty-five (45) day period, the Parties are unable to agree to amend the Agreement, Manager shall have the right to terminate as to those severable provisions or services specifically effected by such change in law.

6.3 Return of Property. Unless otherwise agreed to by the Parties, upon the termination of this Agreement, each Party shall deliver to the other Party, within five (5) days of the effective date of such termination, all property of the other Party or any affiliated person or entity, including without limitation any proprietary information and trade secrets and any property not belonging to such Party which such Party came into possession of or created during the course and scope of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Indemnification.

(a)  Subject to the terms and conditions set forth below, AHP agrees to indemnity and hold harmless the manager and its affiliates, and their respective officers, directors, employees, and agents (each, an “Indemnified Party”), from and against any and all liabilities, damages, claims, deficiencies, assessments, losses, suits, proceedings, actions, investigations, penalties, interest, costs, and expenses, including without limitation reasonable fees and expenses of counsel (whether suit is instituted or not and, if instituted, whether at trial or appellate levels) (collectively, the “Liabilities”), arising from or in connection with any material breach or violation of any of the covenants or agreements contained in this Agreement by AHP.

(b)  The obligations and covenants contained in this Section 7.1 shall survive the expiration or termination of this Agreement.

7.2 No Third-Party Beneficiaries; Assignment.  This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement. Except as otherwise set forth, this Agreement and the rights and obligations created hereunder shall not be assignable by either Party, either voluntarily or by operation of the law, without the express prior written consent of the other Party.  Any assignment without such consent shall be null and void.

7.3 Confidentiality.  Each Party hereto agrees that it shall at all times keep confidential and not divulge, furnish, or make available to anyone any information, knowledge, or data concerning or relating to the terms of this Agreement or the discussions or negotiations relating hereto; provided, that such information may be disclosed to each Party’s attorneys and accountants, subject to that any such parties will be informed by such Party of the confidential nature of such information and shall be directed to keep such information confidential in accordance with the provisions of this Agreement.

7.4 Notice.  Whenever any notice, demand or request is required or permitted under this Agreement, that notice, demand or request shall be hand-delivered in person, sent by United States mail, registered or certified, postage prepaid, or delivered via overnight courier to the last known address of either Party, or to any other address that either Party may specify by notice to the other Party.  Neither Party shall be obligated to send more than one notice to the other Party and no notice of a change of address shall be effective until received by the other Party.  A notice shall be deemed received upon hand delivery, three (3) days after posting in United States mail or one day after dispatch by overnight courier.

7.5 Entire Agreement.  This Agreement supersedes all previous contracts and constitutes the entire agreement between the Parties.  As between the Parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect; the Parties specifically acknowledge that in entering into and executing this Agreement, the Parties rely solely upon the representations and agreements contained in this Agreement and no others.  All prior representations or agreements, whether written or oral, not expressly incorporated herein, are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all Parties thereto.

7.6 Severability.  The invalidity or unenforceability of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement or any part of any provision, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall be declared invalid or unenforceable, this Agreement shall be construed as if that invalid or unenforceable word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted or shall be enforced as nearly as possible according to their original terms and intent to eliminate any invalidity or unenforceability.

7.7 Headings.  The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise affect the construction of the terms or provisions of this Agreement.  References in this Agreement to Sections are to the sections of this Agreement.

7.8 Interpretation.  This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing this Agreement to be drafted, including any presumption of superior knowledge or responsibility based upon a Party’s business or profession or any professional training, experience, education, or degrees of any member, agent, officer or employee of any Party.

7.9 Amendment.  This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

7.10 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.  Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000), or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.11 Cumulative Remedies. The rights and remedies given in this Agreement to the Parties shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to the Parties under the provisions of this Agreement or given to the Parties by law.

7.12 Governing Law.  This Agreement has been executed and delivered and shall be construed and enforced in accordance with the laws of the State of Florida, without reference to its conflict of laws principles. The Parties agree that the state and federal courts situated in Palm Beach County, Florida shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement. Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement in the state and federal courts situated in Palm Beach County, Florida.

7.13 Gender and Number.  When the context hereof requires, the gender of all words shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and plural.

7.14 Time of Essence.  Time shall be of the essence with respect to this Agreement.

7.15 Authority; Execution.  Each signatory to this Agreement represents and warrants that he or she possesses all necessary capacity and authority to act for, sign, and bind the respective entity or person on whose behalf he or she is signing.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the Parties have entered into this Management Services Agreement effective on the date first written above.

MANAGER:

PBACO HOLDING, LLC,
a Florida limited liability company

By:	/s/ Arthur Hansen
Name:	Dr. Arthur Hansen
Title:	Chief Executive Officer

AHP:

ACO HEALTH PARTNERS, LLC
a Delaware limited liability company

By:	/s/ George O’Leary
Name:	George O’Leary
Title:	Managing Member

Signature Page to Management Services Agreement